Exhibit 10.1

ANNUAL MANAGEMENT BONUS PLAN

1.              PURPOSE

The purpose of this plan is to increase the rate of profitability growth of the company by stimulating key employees to superior performance.  It reflects Argosy’s Guiding Principles for Executive Compensation and provides a direct link to company annual financial results and individual achievement of goals and objectives.  To those ends, the bonus program provides incentive compensation that is competitive with the industry and with other companies to attract, motivate, and retain high performing individuals working together as a team and to reward and recognize exceptional performance.

2.              DEFINITIONS

Unless the context otherwise requires, words and word groups as used herein shall have the following meanings:

Company	Argosy Gaming Company

Property	Argosy Gaming Company Operating Subsidiary

Plan	Annual Management Bonus Plan for the Company

Plan Year	Each calendar year for which the Plan is authorized

Compensation Committee	A committee of the Board of Directors composed of directors of the Company who are not employees of the Company or who are not otherwise eligible to participate in the Plan

3.              ELIGIBILITY

Eligibility will be generally restricted to full-time key executives whose input and actions are likely to have an effect on Company profitability.  A pro-rata bonus payment may be awarded to an individual participating less than the full calendar year.

To be eligible to receive a bonus payout an individual  (i) must be actively employed in an identified position in the plan year (ii) must be employed on each payout date and (iii) cannot be on probation at the time of payout.

4.              OUTLINE OF THE PLAN

The incentive award for any participant will be determined by:

(1)                                  The Guideline Bonus established for his/her position; this will be a fixed amount established by the CEO for each position.  The guideline bonus will be paid when the company objectives have been achieved.  Guideline Bonuses for Officers of the Company (generally as a percent of base salary) will be approved by the Compensation Committee.

(2)                                  Corporate Performance.  A portion of the guideline bonus will be directly based upon the performance of the Company.  This portion will be established by the CEO prior to the start of each Plan year and may vary by the participant’s level within the Company.  The amount of this part of the bonus depends on actual corporate results achieved against approved targets.

(3)                                  Property Performance.  A portion of the guideline bonus will be directly based upon the performance of the Property for property level participants.  This portion will be established by the CEO prior to the start of each Plan year and may vary by the participant’s level within the Company.  The amount of this part of the bonus depends on actual property results achieved against approved targets.

5.     GUIDELINE BONUS AWARDS

The CEO will approve employees who will participate in the Plan, their entry into the plan and their level of guideline bonus award.  The Compensation Committee will review and approve the participation for Company Officers.

In general, the guideline bonus award will be in the range of 10% to 70% of the participants’ annual base salary.

6.     CORPORATE PERFORMANCE

Corporate performance will normally be measured against achievements of profitability and return on invested capital (ROIC) which are set by the CEO and the Compensation

Committee.   The profitability target will normally be consolidated Earnings Before Interest, Tax, Depreciation and Amortization (EBITDA) in the Operating Plan approved by the Board prior to the commencement of the Plan Year.   The ROIC target will normally be consolidated Return On Invested Capital (ROIC) in the Operating Plan approved by the Board prior to the commencement of the Plan Year.

The targets will be determined prior to the beginning of each Plan Year.  At the same time, the CEO and the Compensation Committee will set a threshold level below which no bonus will be paid and a ceiling level which defines the maximum award against corporate performance.

The target, threshold and the ceiling will be reviewed at the end of the Plan Year and may be adjusted for special or significant unforeseen factors.  These adjustments, if any, will be clearly defined and communicated to Plan Participants.

For Example:

	Actual EBITDA		Actual ROIC	Corporate Performance Bonus Award Percentages

Threshold	$235	M	10.5%	0% of Guideline

EDITDA Target	$250	M	11.3%	100% of Guideline

Ceiling	$265	M	11.9%	150% of Guideline

In this example, if the EBITDA achieved was $235.4 million or less and the ROIC achieved was 10.5% or less then no bonus award will be paid.

Intervening values will be determined by straight-line interpolation.

7.     PROPERTY PERFORMANCE

Property performance will normally be measured against achievements of profitability and invested capital targets that are set by the CEO.   The profitability target will normally be property EBITDA in the Operating Plan prepared prior to the commencement of the Plan Year.   The invested capital target will normally be property ROIC in the Operating Plan prepared prior to the commencement of the Plan Year.

The targets will be determined prior to the beginning of each Plan Year.  At the same time, the CEO will set a threshold level, below which no bonus will be paid and a ceiling level which defines the maximum award against corporate performance.

The target, threshold and ceiling will be reviewed at the end of the Plan Year and may be adjusted for special or significant unforeseen factors.  These adjustments, if any, will be clearly defined and communicated to Plan Participants.

For Example:

	Actual EBITDA		Actual ROIC	Property Performance Bonus Award Percentages

Threshold	$15.6	m	17.7%	0% of Guideline

EDITDA Target	$18.3	m	20.1%	100% of Guideline

Ceiling	$19.6	m	21.2%	150% of Guideline

In this example, if the property EBITDA achieved was $15.6 million or less and the property ROIC achieved was 17.7% or less then no bonus award will be paid.

Intervening values will be determined by straight-line interpolation.

Bonus awards will be determined after annual business results are finalized.   Bonus awards will be paid in two equal installments after the end of the calendar year (50% in March, 50% in July).

8.     PAYMENT OF BONUS AWARDS

Bonus awards will be determined after annual business results are finalized.   Bonus awards will be paid in two equal installments after the end of the calendar year (50% in March, 50% in July).

Bonus Awards will be paid in cash, and will be calculated against actual base salary received during the period for which the participant is eligible in the relevant Plan year.

In the case of permanent disability, death or change of control a pro-rata share of the bonus award for the year will be made.

9.     MANAGEMENT DISCRETIONARY BONUS

A Management Discretionary Bonus will be available to compensate other management employees for their significant contribution to the profitability and success of the property. Discretionary bonuses are paid quarterly and may not exceed 10% of the individual’s quarterly salary.  All recommended discretionary bonuses must be reviewed and approved by the Senior Vice President, Human Resources.

10.  ADMINISTRATION

The Plan will be adopted by the Compensation Committee of the Board of Directors.  The Committee at their sole discretion may at any time and from time to time amend, suspend or terminate the Plan in whole or in part.

The CEO shall interpret the Plan and make all determinations necessary or desirable for its administration.

The decision of the CEO on any questions concerning the interpretation or administration of the Plan will be final and conclusive.  Nothing in the Plan will be deemed to give any officer or employee or his legal representative or heirs any right to participate in the Plan or in any payment under the plan except to such extent, if any, as the Compensation Committee may determine pursuant to the provisions of the Plan.

This plan and all rights hereunder shall be subject to and interpreted by any and all governmental laws and regulations including taxation that may exist from time to time.